EXHIBIT 1

                      BOARD DESIGNATION AND TRUST AGREEMENT

This Board Designation and Trust Agreement (this "AGREEMENT") is dated this 13th day of May 2007, by and between SVM Star Ventures Managementgesellschaft mbH Nr. 3 ("SVM 3"), a German limited liability company, with a principal business address at Possartstrasse 9, D-81679 Munich, Germany and Mr. Elie Bar, an Israeli Citizen, ID No. [__________] of 82 HANASSIE STREET, HERZLIA PITUACH 46399, ISRAEL ("ELIE").

                                R E C I T A L S:

WHEREAS SVM 3 is the beneficial owner of approximately 23.6% (on an-as converted basis) of the issued and outstanding share capital of Unity Wireless Corporation (the "COMPANY"), a Delaware corporation whose shares are traded on the Over-the-Counter Bulletin Board; and

WHEREAS under that certain Purchase Agreement dated July 21, 2006 (the "PURCHASE AGREEMENT") SVM 3 currently has the right, together with other third parties, to designate candidates to be appointed by the holders of the Preferred Stock of the Company (as defined in the Purchase Agreement) as members of the Board of Directors of the Company in accordance with and subject to the terms of the Purchase Agreement (the "BOARD OF DIRECTORS"); and

WHEREAS SVM 3 wishes to designate Elie as one of the candidates to be appointed by the holders of the Preferred Stock of the Company as members of the Board of Directors and Elie wishes to be designated by SVM 3 as aforesaid and to serve as a member of the Board of Directors.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1. DESIGNATION - SVM 3 hereby undertakes to use its endeavors in order to have Elie designated as one of the persons to be appointed by the holders the Preferred Stock of the Company as members of the Board of Directors, and Elie hereby confirms his willingness to accept such designation and to serve as a member of the Board of Directors, if and to the extent that he shall actually be elected to the Board of Directors.

2. THE SERVICES - As from the effective date of Elie becoming a member of the Board of Directors (the "APPOINTMENT DATE"), and until such appointment is terminated for any reason whatsoever, Elie agrees and undertakes to (the "SERVICES"): (i) act as a member of the Board of Directors, including attending and participating in any meeting of the Board of Directors to be held in the US or elsewhere; (ii) contribute to the Company from his expertise and experience in accordance with the Company's needs and requirements in its capacity as a director of the Company; and (iii) more generally perform all of the duties and obligations of a director of a publicly-traded company in accordance with the corporate documents of the Company and any applicable law.


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3.   DUTY OF LOYALTY AND DUTY OF CARE - For the avoidance of any and all doubts, it is hereby clarified that while acting as a member of the Board of Directors, Elie's duty of loyalty and duty of care shall be owed to the Company. It is further clarified that under no circumstances shall Elie reveal to SVM 3 any information relating to the Company and/or the Company's business that has not been disclosed the public.

4. COMMENCEMENT OF THE AGREEMENT - The contractual relationship pursuant to this Agreement will commence on the date hereof (the "COMMENCEMENT DATE"), provided however, that Elie's obligation to serve as a member of the Board of Directors, and SVM 3's obligation to pay the Total Consideration (as defined below), or any part thereof, shall commence on the Appointment Date.

5.   TERM

     5.1 This Agreement shall not be limited in time, and either party may terminate this Agreement for any reason whatsoever ("TERMINATION FOR CONVENIENCE") upon the delivery of a one-month prior written notice to the other party (the "PRIOR WRITTEN NOTICE" and the "NOTICE PERIOD", respectively), provided however, that in the event of Termination for Convenience by SVM 3, SVM 3 shall have the right to serve the Resignation Letter (as defined below) upon the Company on behalf of Elie prior to the expiration of the Notice Period, subject to Elie's entitlement to receive that portion of the Total Consideration due on account of the Notice Period. For the avoidance of doubt, it is hereby clarified that Elie shall not be entitled to resign from its position as a member of the Board of Directors prior to the expiration of the Notice Period.

          Without derogating from the generality of the aforesaid, Elie hereby acknowledges and confirms that neither SVM 3 nor the Company, or its shareholders or directors have undertaken towards him to retain his services as a director for any guaranteed period of time.

     5.2 Notwithstanding the foregoing, SVM 3 may, at any time following the Commencement Date, terminate this Agreement with immediate effect by the provision of a written notice (and without the Prior Written Notice referred to above), in any of the following circumstances:

          5.2.1 Commission of a criminal offence, breach of trust or action adverse to the Company (or any affiliated company thereof), its monies, property, assets or employees by Elie;

          5.2.2 Breach of any of Elie's undertakings as set forth in this Agreement and/or the Company's corporate documents and/or under any applicable law;

          5.2.3 Elie is unable, due to any reason whatsoever, to serve as a member of the Board of Directors at a reasonable time as required by the Company.


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     5.3  Notwithstanding anything to the contrary contained herein, this
          Agreement shall be terminated automatically upon the first to occur of the following events:

          5.3.1 Elie has not been appointed as a member of the Board of Directors within 120 (one hundred and twenty) days as from the Commencement Date for any reason whatsoever. For the avoidance of doubt, it is hereby clarified that in the event that this Agreement is terminated in accordance with the provisions of this
               Section 5.3.1, Elie shall not be entitled to any compensation of any kind with respect to such termination or otherwise;

          5.3.2 Elie's appointment as a member of the Board of Directors has been terminated for any reason whatsoever other than Termination for Convenience (which shall be effectuated in accordance with the procedure set forth in Section 5.1 hereof).

     5.4 Attached hereto as EXHIBIT A is an undated letter of resignation from the Board of Directors signed by Elie (with the effective date left blank) (the "LETTER OF RESIGNATION"), which SVM 3 shall be entitled to serve upon the Company in the event SVM 3 chooses to terminate this Agreement subject to and in accordance with the provisions of this
          Section 5.

6. THE TOTAL CONSIDERATION - In consideration of the performance of the Services, Elie shall be entitled to the following consideration (the "TOTAL CONSIDERATION"):

     6.1 FIXED MONTHLY FEE - commencing on the Appointment Date and until the termination of this Agreement in accordance with its terms, Elie shall be entitled to a monthly fee of US$ 3,000 (three thousand United States Dollars) (the "MONTHLY FEE"). The Monthly Fee shall be due and payable at the end of each calendar month for the Services rendered by Elie during such month against a valid invoice furnished by Elie to, and approved by, SVM 3. For the avoidance of doubt, it is hereby clarified that the first Monthly Fee and the last Monthly Fee to be paid by SVM 3 to Elie in accordance with the provisions of this
          Section 6.1 shall be reduced and adjusted proportionally to that number of days of such months during which Elie actually served as a member of the Board of Directors (on a 30-day basis). In addition, SVM 3 shall reimburse Elie for reasonable expenses incurred by him in his capacity as a Director of the Company, promptly after submission of receipts by Elie to SVM 3, but solely to the extent that such expenses have not been reimbursed to Elie by the Company after Elie's request to the Company for such reimbursement. Notwithstanding the foregoing, any expense in excess of $500 per month shall require the prior written approval of SVM 3.

     6.2  ADDITIONAL CONSIDERATION

          6.2.1 Subject to the Company's accepting SVM 3's subscription, pursuant to the Subscription Agreement attached as EXHIBIT B, SVM 3 shall purchase, in trust for Elie, shares and warrants of the Company in the Company's current financing round in consideration for approximately US$ 100,000 (one hundred thousand United States Dollars) (the "TRUST INVESTMENT" and the "TRUST INVESTMENT AMOUNT", respectively). The shares and warrants so purchased are herein defined as the "TRUST SHARES" and the "TRUST WARRANTS", respectively.


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          6.2.2 Subject to the terms of this Section 6, Elie shall be entitled to the Excess Trust Proceeds (as defined below) with respect to the vested portion of the Trust Shares. The Trust Shares, the Trust Warrants, and the proceeds of any sale thereof, shall be maintained by SVM 3 in trust in accordance with this Section 6 in a separate securities account.

               For the purpose of this Agreement, the term "TRUST INVESTMENT COSTS" shall mean the Trust Investment Amount plus $10,000.

               For the purpose of this Agreement, the term "EXCESS TRUST PROCEEDS" shall mean the proceeds (net of brokerage commissions) ACTUALLY generated by the sale of any vested Trust Shares in EXCESS of the pro rata portion of the Trust Investment Costs (with such pro rata portion being the proportion of the number of Trust Shares sold to the total original number of Trust Shares); provided, however, that as to any Trust Shares which are Trust Warrant Shares (as defined below), the term "EXCESS TRUST PROCEEDS" shall mean the proceeds (net of brokerage commissions) actually generated by the sale of any vested Trust Warrant Shares.

          6.2.3 At any time that the Trust Warrants are "in the money" and are exerciseable by "cashless exercise" (i.e., at any when there is no Registration Statement covering the Trust Warrants and the shares issuable upon exercise thereof in effect), Elie may direct SVM 3 in writing to exercise the Trust Warrants in full by cashless exercise. Promptly following receipt of such a written instruction, SVM 3 shall deliver to the Company notice of cashless exercise of the Trust Warrants. At any time that the Trust Warrants are not exerciseable by "cashless exercise" (i.e., at any time when a Registration Statement covering the Trust Warrants and the shares issuable upon exercise thereof is in effect), Elie may direct SVM 3 in writing to exercise the vested Trust Warrants, in part or in full, provided that concurrent with delivery of such notice of exercise Elie transfers to SVM 3 the full exercise price of the vested Trust Warrants so to be exercised. Promptly following receipt of such a written instruction and such full exercise price, SVM 3 shall deliver to the Company notice of exercise of such Trust Warrants. Any shares issued upon exercise of Trust Warrants by SVM 3 shall be known as "Trust Warrant Shares". Trust Warrant Shares shall for all purposes be treated as Trust Shares, except as set forth in
               Section 6.2.2.


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          6.2.4 Elie may at any time deliver a written notice to SVM 3 specifying a number of the unsold Trust Shares and instructing SVM 3 to sell such shares (a "SALE NOTICE"). Promptly following receipt of a Sale Notice, SVM 3 shall sell such shares in a broker transaction in the public market, it being understood that SVM 3 shall bear no responsibility with respect to the price or other terms of such sale. For purposes of this Agreement, the proceeds of any such sale shall be treated as follows: first the Trust Investment Costs as to such Trust Shares shall be distributed to SVM 3, and then the vested portion of the Excess Trust Proceeds shall be distributed to Elie. As to any Trust Shares which are sold prior to vesting, the Excess Trust Proceeds with respect to such shares shall continue to be held in trust by SVM 3 until the earlier of vesting or the termination of this Agreement. In the event that at the time of delivery of a Sale Notice SVM 3 is holding any Trust Warrant Shares, then the Sale Notice shall be deemed to be an instruction to sell the aggregate number of shares described in the Sale Notice such that SVM 3 sells a pro rata number of Trust Shares and Trust Warrant Shares (with such pro rata portion being the proportion of the number of total Trust Shares then held by SVM 3 to the total original number of Trust Warrant Shares then held by SVM 3).

          6.2.5 The entitlement of Elie to receive any Excess Trust Proceeds shall be subject to a vesting period of 36 (thirty six) months commencing on the Appointment Date (the "VESTING PERIOD"), such that such entitlement with respect to 1/36 of the Trust Shares and Trust Warrants (and, if applicable, Trust Warrant Shares) shall vest at the end of each month from the Appointment Date (with a full 1/36 vested at the end of the first calendar month), provided that Elie continues to serve as a member of the Board of Directors on such dates.

          6.2.6 During the term of this Agreement, any vested portion of the Excess Trust Proceeds shall be due and payable to Elie, within 30 (thirty) days from (a) the actual sale by SVM 3 of any vested Trust Share; or (b) as to any Trust Share sold prior to the vesting thereof, the last day of the month at the end of which such Trust Share was vested. In the event of the termination of this Agreement for any reason whatsoever prior to full vesting, the unvested Trust Shares or Trust Warrants, along with the unvested portion of any Excess Trust Proceeds, shall be distributed to SVM 3. Upon the earlier to occur of full vesting or the termination of this Agreement for any reason whatsoever, any vested but unexercised portion of the Trust Warrants shall be distributed to Elie.

          6.2.7 Any provision of this Section 6 to the contrary notwithstanding, SVM 3 shall only be obligated to sell Trust Shares or Trust Warrant Shares if at the time of such sale SVM 3 concludes (in its sole discretion) that such sale may be made in the public market in compliance with applicable law and regulations and without the incurrence of any expense other than standard brokerage commissions.

          6.2.8 Notwithstanding anything to the contrary contained in this Agreement, it is hereby agreed and understood, that in the event that SVM 3 elects not to, or is not allowed by the Company to, purchase the Additional Shares and/or the Additional Warrants, this Agreement, with the exclusion of the provisions of this
               Section 6.2 (which shall automatically expire), shall remain in full force and effect and the parties hereto shall re-negotiate in good faith the scope of the Total Consideration.


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     6.3  SUCCESS BONUS. In addition, SVM 3, at its sole discretion, may elect to grant Elie a success bonus in an amount of up to US$ 50,000 (fifty thousand United States Dollars) (the "SUCCESS BONUS") based on parameters to be determined by SVM 3, at its sole discretion. Elie acknowledges that one of the aforementioned parameters may be the full recovery by the Star Entities (as defined below), as a group, of the "ORIGINAL AGGREGATE PURCHASE COST" (as defined below).

          For the purpose of this Section 6.3, the term "STAR ENTITIES" shall mean (i) SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 2, (ii) SVE STAR Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability), (iii) SVE Star Ventures Enterprises GmbH & Co. No. VIIa KG, (iv) Star Seed Enterprise, a German Civil Law Partnership (with limitation of liability), (v) SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 3, (vi) SVE Star Ventures Enterprises GmbH & Co. No. IX KG, (vii) Star Management of Investments No. II (2000) L.P., and/or any of their respective affiliates.

          For the purpose of this Section 6.3, the term "ORIGINAL AGGREGATE PURCHASE COST" shall mean the original purchase price of any securities on any kind or nature whatsoever (including, without limitations, shares, warrants, debentures and alike) of Celerica, Inc., Celletra Ltd. and Unity Wireless Corporation (the "ORIGINAL SECURITIES") purchased by any Star Entity.

     6.4 Notwithstanding the above, SVM 3 shall have the right to withhold any amounts from the Total Consideration, or any part thereof, to the extent necessary to comply with any applicable tax law and any other applicable law.

     6.5 Except as expressly set forth in this Section 6, SVM 3 shall not be obliged to pay to Elie any additional consideration or fees whatsoever.

7. NO CONFLICT OF INTEREST - Elie further warrants and represents that, prior to the execution of this Agreement, he obtained all necessary approvals for entering this Agreement and entering this Agreement is not inconsistent or incompatible with any of his prior obligations. Elie will not disclose to SVM 3 any confidential information of the Company.

8. INDEPENDENT CONTRACTOR RELATIONSHIP - Elie's relationship with SVM 3 will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Elie is not the agent of SVM 3 and is not authorized to make any representation, contract, or commitment on behalf of SVM 3. Elie will not be entitled to any of the benefits that SVM 3 may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Furthermore, no title that Elie shall carry while acting as a member of the Board of Directors, nor any conduct by SVM 3 and/or the Company or Elie, shall derogate from this Section 8.


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     Elie will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to Elie's performance of the Services and receipt of fees under this Agreement. Because Elie is an independent contractor, SVM 3 will not withhold or make payments for National Insurance Institute (or similar body); make unemployment insurance or disability insurance contributions; or obtain worker's compensation insurance on Elie's behalf.

     8.1 Elie hereby agrees to indemnify and defend SVM 3 against any and all such taxes or contributions, including penalties and interest, and against any other expense in connection therewith.

9. CONSULTANT REPRESENTATION AND WARRANTIES - Elie hereby represents and warrants that he has full right and power to enter into and perform this Agreement without the consent of any third party.

10.  GENERAL PROVISIONS -

     10.1 SEVERABILITY - In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.2 GOVERNING LAW - This Agreement shall be exclusively governed by and constructed in accordance with the laws of the State of Israel exclusively. Elie hereby expressly consents to the exclusive jurisdiction of the court located in Tel Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the courts located in Tel Aviv, Israel.

     10.3 NO ASSIGNMENT - This Agreement may not be assigned by the Elie without SVM 3's prior and written consent, and any such attempted assignment shall be void and of no effect.

     10.4 WAIVER - No waiver by SVM 3 of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by SVM 3 of any right under this Agreement shall be construed as a waiver of any other right.

     10.5 ENTIRE AGREEMENT - This Agreement (including its Exhibits) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties hereto.

     10.6 NOTICES - All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by registered or certified mail, postage prepaid:

          (i) If to Elie, at 82 HANASSIE STREET,HERZLIA PITUACH 46399, ISRAEL (facsimile: 09-957-7173), or at such other address or facsimile number as Elie may have furnished SVM 3 in writing,


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          (ii) If to SVM 3, at POSSARTSTRASSE 9; D-81679 MUNICH; GERMANY
          (facsimile: 0049-89-4194-3030, email: ho@star-ventures.de), marked for the attention of Andreas Hofbauer or at such other address or facsimile number as it may have furnished Elie in writing.

          Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if mailed by courier, on the second business day following the date of such mailing; and if mailed by registered or certified mail, on the fifth business day after the date of such mailing.

     10.7 SURVIVAL - The following provisions shall survive termination of this
          Agreement: Section 7, Section 8 and Section 10.

     10.8 SECTION HEADINGS - The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

                            [SIGNATURES PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

--------------------------------                           ----------------
SVM STAR VENTURES                                          ELIE BAR
MANAGEMENTGESELLSCHAFT MBH NR. 3

BY:
TITLE


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                                    EXHIBIT A

                              LETTER OF RESIGNATION

Date: ________

Unity Wireless Corporation

Dear Sirs,

RE: LETTER OF RESIGNATION

This is to inform you that effective as of delivery of this letter, I hereby resign from my position as a Director of Unity Wireless Corporation.


                                                     Sincerely yours,

                                                     Elie Bar



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